SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                            FORM 8-K/A (7)
                            CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                 1934.

  Date of report (Date of earliest event reported) December 28, 1995

                    Commission File Number 1-16914

                       THE E.W. SCRIPPS COMPANY
        (Exact name of registrant as specified in its charter)




         Delaware                                               51-0304972
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                            Identification Number)

1105 N. Market Street
Wilmington, Delaware                                     19801
(Address of principal executive offices)               (Zip Code)

  Registrant's telephone number, including area code:  (302) 478-4141

                               Not Applicable
 (Former name, former address and former fiscal year, if changed since last report.)

                  INDEX TO THE E. W. SCRIPPS COMPANY

    AMENDMENT TO CURRENT REPORT ON FORM 8-K DATED DECEMBER 28, 1995

This amendment to The E.W. Scripps Company Current Report on Form 8-K filed on December 29, 1995 provides financial information for Scripps Cable for the quarterly and year-to-date periods ended September 30, 1996 under Item 7. Financial Statements and Exhibits.


Item No.                                                       Page

  7       Financial Statements and Exhibits

          (A)  Index to Financial Statements and Financial
                  Information                                  F - 1

          (B)  Index to Pro Forma Financial Information        P - 1





                              SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           THE E.W. SCRIPPS COMPANY




Dated : November 1, 1996                     By:  /s/ D. J. Castellini

                                                  D. J. Castellini
                                                  Senior Vice President,
                                                  Finance & Administration

                             SCRIPPS CABLE

        Index to Financial Statements and Financial Information

Item No.                                                                  Page

  1.     Combined Balance Sheets                                           F-2

  2.     Combined Statements of Income and Retained Earnings (Deficit)     F-4

  3.     Combined Statements of Cash Flows                                 F-5

  4.     Notes to Combined Financial Statements                            F-6

  5.     Management's Discussion and Analysis of Financial
            Condition and Results of Operations of Scripps Cable           F-8

SCRIPPS CABLE
COMBINED BALANCE SHEETS
( in thousands )                                                                                      As of
                                                                                   September         December       September
                                                                                      30,              31,             30,
                                                                                     1996              1995            1995
                                                                                  (Unaudited)                      (Unaudited)

ASSETS
CURRENT ASSETS :
Cash and cash equivalents                                                       $       1,596    $       3,085   $         970
Accounts receivable (less allowances - $1,270, $1,288, and $1,355)                     11,496           12,107          11,532
Inventories                                                                            10,670           12,822          15,314
Deferred income taxes                                                                   5,421            5,421           5,421
Miscellaneous                                                                           6,954              446           1,855
Total current assets                                                                   36,137           33,881          35,092

PROPERTY, PLANT, AND EQUIPMENT :
Land and improvements                                                                   3,804            3,691           3,700
Buildings and improvements                                                              9,731            9,529           9,577
Equipment                                                                             631,964          587,052         570,544
Total property, plant, and equipment                                                  645,499          600,272         583,821
Less accumulated depreciation                                                         326,801          305,715         295,410
Net property, plant, and equipment                                                    318,698          294,557         288,411

GOODWILL AND OTHER INTANGIBLE ASSETS :
Goodwill                                                                               41,201           40,965          40,885
Non-competition agreements                                                              5,495            5,800           5,800
Franchise costs                                                                       209,119          158,541         159,273
Customer lists                                                                          1,719            1,719           1,719
Other intangible assets                                                                 7,071            7,100           7,100
Total goodwill and other intangible assets                                            264,605          214,125         214,777
Less accumulated amortization                                                         128,141          120,629         119,502
Net goodwill and other intangible assets                                              136,464           93,496          95,275

OTHER ASSETS                                                                              590              639             623

TOTAL                                                                           $     491,889    $     422,573   $     419,401


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED BALANCE SHEETS
( in thousands )                                                                                      As of
                                                                                   September         December       September
                                                                                      30,              31,             30,
                                                                                     1996              1995            1995
                                                                                  (Unaudited)                      (Unaudited)

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
CURRENT LIABILITIES :
   Accounts payable                                                             $      10,179    $      12,244   $      13,607
   Customer deposits and unearned revenue                                               2,979            2,475           2,401
   Accrued liabilities :
     Employee compensation and benefits                                                 1,778            1,174           1,398
     Copyright and programming costs                                                    7,783            7,164           7,302
     Lawsuits and related settlements                                                   2,157            3,784           6,100
     Property taxes                                                                     2,720            1,038           3,159
     Interest on advances from parent company                                           1,599            1,599           1,618
     Income taxes                                                                         514             (22)           (187)
     Miscellaneous                                                                      5,018            5,818           6,088
Total current liabilities                                                              34,727           35,274          41,486

DEFERRED INCOME TAXES                                                                 103,576           80,193          79,737

ADVANCES FROM PARENT COMPANY                                                          340,982          312,737         308,877

OTHER LONG-TERM OBLIGATIONS                                                             8,775            9,325           9,490

COMMITMENTS AND CONTINGENCIES (Note 3)

STOCKHOLDER'S EQUITY (DEFICIENCY) :
Capital stock                                                                           1,801            1,801           1,801
Additional paid-in capital                                                             35,144           35,144          35,144
Retained earnings (deficit)                                                          (33,116)         (51,901)        (57,134)
Total stockholder's equity (deficiency)                                                 3,829         (14,956)        (20,189)

TOTAL                                                                           $     491,889    $     422,573   $     419,401


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS (DEFICIT)
( in thousands )                                           (Unaudited)                                      (Unaudited)
                                                        Three months ended                                Nine months ended
                                                           September 30,                                    September 30,
                                                       1996             1995                            1996            1995

OPERATING REVENUES                              $          77,976   $   71,110                    $     231,408   $     207,855

OPERATING EXPENSES :
Employee compensation and benefits                         11,246       10,349                           33,536          32,359
Programming and copyright costs                            20,230       18,394                           62,329          54,385
Other operating expenses                                   13,245       13,888                           37,189          36,427
Depreciation and amortization                              12,887       13,243                           40,810          41,105
Total operating expenses                                   57,608       55,874                          173,864         164,276

OPERATING INCOME                                           20,368       15,236                           57,544          43,579

OTHER CREDITS (CHARGES) :
Interest on advances from parent company                  (8,666)      (8,334)                         (26,045)        (25,571)
Other interest expense                                                    (34)                             (27)           (252)
Gain on sale of cable television system                                  1,502                                            1,502
Miscellaneous, net                                           (28)         (14)                             (79)             812
Net other credits (charges)                               (8,694)      (6,880)                         (26,151)        (23,509)

INCOME BEFORE INCOME TAXES                                 11,674        8,356                           31,393          20,070

PROVISION FOR INCOME TAXES                                  4,683        3,360                           12,608           7,613

NET INCOME                                                  6,991        4,996                           18,785          12,457

RETAINED EARNINGS (DEFICIT) :
Beginning of period                                      (40,107)     (62,130)                         (51,901)        (69,591)

End of period                                   $        (33,116)   $ (57,134)                    $    (33,116)   $    (57,134)


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED STATEMENTS OF CASH FLOWS
( in thousands )                                                                                            (Unaudited)
                                                                                                          Nine months ended
                                                                                                            September 30,
                                                                                                        1996            1995

Cash Flows From Operating Activities:
Net income                                                                                        $      18,785   $      12,457
Adjustments to reconcile net income
     to net cash flows from operating activities:
     Depreciation and amortization                                                                       40,810          41,105
     Gain on sale of cable television system                                                                            (1,502)
     Deferred income taxes                                                                                (216)           (905)
     Prepaid franchise fees                                                                                               1,932
     Refundable property taxes                                                                                           10,400
     Changes in certain working capital accounts                                                        (4,195)         (7,547)
     Miscellaneous, net                                                                                     181             154
Net operating activities                                                                                 55,365          56,094

Cash Flows From Investing Activities:
Additions to property, plant, and equipment                                                            (46,901)        (30,119)
Acquisition of cable television systems                                                                (62,099)           (259)
Miscellaneous, net                                                                                          927           2,752
Net investing activities                                                                              (108,073)        (27,626)

Cash Flows From Financing Activities:
Increase (decrease) in advances from parent company                                                      53,738        (25,384)
Payments on advances from parent company                                                                (1,894)         (1,717)
Miscellaneous, net                                                                                        (625)         (2,500)
Net financing activities                                                                                 51,219        (29,601)

Increase (Decrease) in Cash and Cash Equivalents                                                        (1,489)         (1,133)

Cash and Cash Equivalents:
Beginning of year                                                                                         3,085           2,103

End of period                                                                                     $       1,596   $         970

Supplemental Cash Flow Disclosures:
Interest paid                                                                                     $      26,072   $      25,722
Income taxes paid                                                                                        12,213           9,222


See notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The combined financial statements of Scripps Cable include EWS Cable Company ("EWSCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; L-R Cable Company ("LRCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; Scripps Howard Cable Company ("SHCC") - 100 shares of no-par capital stock authorized, 80 shares issued and outstanding; Scripps Howard Cable Company of Sacramento ("SHCCS") - 2,000 shares of no-par capital stock authorized, 100 shares issued and outstanding, and cable television operations owned and operated by Scripps Howard Broadcasting Company ("SHB").

The historical basis in assets and liabilities of the cable television systems has been carried over. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed if Scripps Cable were an independent company. Scripps Howard, Inc. ("SHI" a wholly-owned subsidiary of Scripps) provides certain legal, treasury, accounting, tax, risk management and other corporate services to Scripps Cable.

On October 28, 1995, Scripps and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to SHI and Scripps Cable will be transferred to and held directly by Scripps. Scripps Cable will be acquired by Comcast through a tax-free merger (the "Merger") of Scripps into Comcast. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") prior to the Merger and thereafter renamed The E.W. Scripps Company. The Merger and Spin-off are collectively referred to as the "Transactions."

The closing date of the Transactions is expected to occur prior to the end of 1996, subject to certain conditions and rights, including termination and "top-up" rights described fully in the Joint Proxy Statement - Prospectus included in Comcast's registration statement on Form S-4 filed with the Securities and Exchange Commission and declared effective on September 30, 1996. The accompanying financial statements and the notes thereto have been prepared assuming consummation of the Transactions.

The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. The information disclosed in the notes to combined financial statements for the year ended December 31, 1995 included in the fifth amendment to The E.W. Scripps Company's Current Report on Form 8-K dated December 28, 1995 has not changed materially unless otherwise disclosed herein. Financial information as of December 31, 1995 included in these financial statements has been derived from the audited combined financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

Certain liabilities included in these combined financial statements (primarily income taxes payable, accruals for lawsuits and related settlements, and amounts due Scripps) will not be assumed by Comcast. At September 30, 1996 those liabilities totaled approximately
$351,900,000.

2.  ACQUISITIONS AND DIVESTITURES

Acquisitions

1996 - In 1995 SHB reached an agreement to acquire cable television systems adjacent to the Knoxville and Chattanooga systems for $62,500,000 (the "Mid-Tenn Purchase"). The acquisitions were completed in January 1996.

1995 - SHCC acquired a cable television system.

The following table presents additional information about the acquisitions:


( in thousands )                                                                                          Nine months ended
                                                                                                            September 30,
                                                                                                        1996            1995

Goodwill and other intangible assets acquired                                                     $      50,606   $         167
Other assets acquired                                                                                    11,681              92

Total                                                                                                    62,287             259
Liabilities assumed                                                                                       (188)

Cash paid                                                                                         $      62,099   $         259


The acquisitions have been accounted for as purchases. The acquired operations have been included in the Combined Statements of Income from the acquisition date. Pro forma results are not presented because the combined results of operations would not be significantly different from the reported amounts.

Divestitures

Scripps Cable sold its cable television system in Barbourville, Kentucky. The sale resulted in a pre-tax gain of $1,502,000.



3.  COMMITMENTS AND CONTINGENCIES

In 1994 Scripps Cable accrued an estimate of the ultimate costs, including attorneys' fees and settlements, of certain lawsuits against the Sacramento cable television system related primarily to employment issues and to the timing and amount of late-payment fees assessed to subscribers. In the third quarter of 1995 Scripps Cable accrued an additional $1,400,000 based upon a reassessment of the probable cost of these and additional employment related lawsuits. In May 1996 Scripps Cable agreed to settle the late-payment fee lawsuits. The settlement did not result in an additional charge. Management believes the possibility of incurring a loss greater than the amount accrued for the employment issues lawsuits is remote. Pursuant to the terms of the Merger, New Scripps will indemnify Comcast against losses related to these lawsuits.

Amounts accrued, less payments for settlements and attorneys fees, are included in accrued lawsuits and related settlements in the Combined Balance Sheets.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS OF SCRIPPS CABLE

Scripps Cable's revenues are primarily earned from subscriber fees for basic, cable programming and premium television services (including pay-per-view programming), and the rental of converters and remote control devices. Historically Scripps Cable's revenue growth has been primarily achieved through internal subscriber growth, additional services offered subscribers, acquisitions, and increases in rates for services provided to cable television subscribers. Regulations adopted by the Federal Communications Commission ("FCC") pursuant to the 1992 Cable Act have affected Scripps Cable's ability to increase rates for certain subscriber services or to restructure its rates for certain services. The Telecommunications Act of 1996 provides some significant relief from the burdens of rate regulation by, among other things, expanding the flexibility of operators to set differing rates for providing services to multiple dwelling units and by modifying the threshold for the filing of a complaint that would trigger review of new non-basic cable programming rates. Most importantly, the new law sets a maximum threshold of three years for the elimination of all rate regulation of non-basic cable programming services.

RESULTS OF OPERATIONS

Earnings before interest, income taxes, corporate management fees, depreciation, and amortization ("EBITDA") is included in the discussion of results of operations because:
 Changes in depreciation and amortization are often unrelated to current performance. Management believes the year-over-year change in EBITDA is a more useful measure of year-over-year performance than the change in operating income because, combined with information on capital spending plans, it is a more reliable indicator of results that may be expected in future periods. However, management's belief that EBITDA is a more useful measure of year-over-year performance is not shared by the accounting profession.
 Financial analysts use EBITDA to value cable television
  businesses.
 Acquisitions of cable television businesses are based on multiples of EBITDA.

EBITDA should not, however, be construed as an alternative measure of the amount of Scripps Cable's income or cash flow from operating activities as EBITDA excludes significant costs of doing business.

Combined results of operations are as follows:

( in thousands, except per subscriber information )           Quarterly Period                              Year-to-Date
                                                          1996    Change       1995                  1996    Change       1995

Operating revenues:
     Basic and cable programming services             $   52,557   11.5 %  $   47,144            $  156,048  13.0 %   $  138,139
     Premium and pay-per-view services                    14,154    5.0 %      13,485                42,438   9.3 %       38,814
     Other monthly services                                4,260   11.5 %       3,821                12,515   3.1 %       12,141
     Advertising                                           3,539    3.9 %       3,405                10,218   8.4 %        9,428
     Installation and miscellaneous                        3,466    6.5 %       3,255                10,189   9.2 %        9,333

Total operating revenues                                  77,976    9.7 %      71,110               231,408  11.3 %      207,855

Operating expenses:
     Employee compensation and benefits                   11,246    8.7 %      10,349                33,536   3.6 %       32,359
     Programming and copyright costs                      20,230   10.0 %      18,394                62,329  14.6 %       54,385
     Other                                                13,245    6.1 %      12,486                37,189   6.2 %       35,025
     Depreciation and amortization                        12,887   (2.7)%      13,243                40,810  (0.7)%       41,105

Total operating expenses                                  57,608    5.8 %      54,472               173,864   6.7 %      162,874

Operating income excluding unusual items                  20,368   22.4 %      16,638                57,544  27.9 %       44,981
Unusual items                                                                 (1,402)                                    (1,402)

Operating income                                          20,368               15,236                57,544               43,579
Interest expense                                         (8,666)              (8,368)              (26,072)             (25,823)
Gain on sale of cable television system                                         1,502                                      1,502
Miscellaneous, net                                          (28)                 (14)                  (79)                  812
Income taxes                                             (4,683)              (3,360)              (12,608)              (7,613)

Net income                                            $    6,991           $    4,996            $   18,785           $   12,457

Other Financial and Statistical Data

EBITDA (excluding unusual items)                      $   33,255   11.3 %  $   29,881            $   98,354  14.3 %   $   86,086

Percent of operating revenues:
    Operating income                                      26.1 %               23.4 %                24.9 %               21.6 %
    EBITDA                                                42.6 %               42.0 %                42.5 %               41.4 %

Capital expenditures                                  $   15,523   37.2 %  $   11,311            $   46,901  55.7 %   $   30,119

Average number of basic subscribers                        796.8    5.8 %       753.0                 801.7   6.9 %        750.0

Average monthly revenue per
     monthly subscriber                                   $32.62    3.6 %      $31.48                $32.07   4.2 %       $30.79

Program costs as a percent of
     basic and premium revenue                                                                       31.40%               30.73%

Homes passed at end of period                                                                       1,261.1   6.5 %      1,184.4

Basic subscribers at end of period                                                                    809.1   6.7 %        758.5

Penetration at end of period                                                                         64.16%               64.04%

In January Scripps Cable acquired cable television systems adjacent to the Knoxville and Chattanooga systems for $62,500,000 (the "Mid-Tenn Purchase"). The acquired cable systems increased quarterly and year-to-date operating revenues approximately 4%. The remaining increase in operating revenues is due to subscriber growth and higher average monthly revenue per subscriber.

Program costs have increased due to the growth in the number of subscribers, additional programming offered subscribers, and increased costs to produce or purchase programming. Other operating expenses and depreciation and amortization increased primarily due to the Mid-Tenn Purchase. The acquired cable systems increased EBITDA approximately 5%.

In 1994 Scripps Cable accrued an estimate of the ultimate costs, including attorneys' fees and settlements, of certain lawsuits against the Sacramento cable television system related primarily to employment issues and to the timing and amount of late-payment fees assessed to subscribers. In the third quarter of 1995 Scripps Cable accrued an additional $1,400,000 based upon a reassessment of the probable cost of these and additional employment related lawsuits. The additional accrual reduced 1995 third quarter and year-to-date net income $900,000.

Scripps Cable sold its cable television system in Barbourville, Kentucky in the third quarter of 1995. The sale resulted in a pre-tax gain of $1,502,000.



LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $55.4 million in 1996 and $56.1 million in 1995. Cash flow from operating activities in 1995 included an $11.3 million refund of disputed Sacramento property taxes, including interest.

Scripps Cable invests heavily in its cable plant, continually replacing and modernizing its technology by rebuilding and upgrading its systems with fiber optic cable. Capital expenditures in 1996 increased primarily due to the rebuild of the Sacramento system. Acquisitions of cable television systems and capital expenditures are financed through cash flow from operating activities and, if necessary, additional advances from Scripps. Advances from Scripps increased in 1996 due to the Mid-Tenn Purchase.

                       THE E.W. SCRIPPS COMPANY

               Index to Pro Forma Financial Information


Item No.                                                            Page

   1.    Pro Forma Balance Sheet as of September 30, 1996.          P - 2

   2.    Pro Forma Statements of Income for the Nine Months Ended
          September 30, 1996.                                       P - 3

   3.    Notes to Pro Forma Financial Information.                  P - 4

THE E.W. SCRIPPS COMPANY
PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 1996
( in thousands )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                              $       16,334                 $     (8,000)  (A)    $       8,334
     Accounts and notes receivable                                 150,578                                             150,578
     Program rights and production costs                            70,805                                              70,805
     Refundable income taxes                                        17,019                                              17,019
     Inventories                                                     9,932                                               9,932
     Deferred income taxes                                          21,545                                              21,545
     Miscellaneous                                                  20,856                                              20,856
     Total current assets                                          307,069                       (8,000)               299,069

NET ASSETS OF DISCONTINUED CABLE OPERATIONS                        354,951   $   354,951

INVESTMENTS                                                         54,494                                              54,494

PROPERTY, PLANT, AND EQUIPMENT                                     433,076                                             433,076

GOODWILL AND OTHER INTANGIBLE ASSETS                               591,746                                             591,746

OTHER ASSETS:
     Program rights and production costs (less current portion)     27,622                                              27,622
     Miscellaneous                                                  21,386                                              21,386
     Total other assets                                             49,008                                              49,008

TOTAL ASSETS                                                $    1,790,344   $   354,951   $     (8,000)         $   1,427,393

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current portion of long-term debt                       $      112,540                                       $     112,540
    Accounts payable                                                76,132                                              76,132
    Customer deposits and unearned revenue                          33,298                                              33,298
    Accrued liabilities:
        Employee compensation and benefits                          32,855                                              32,855
        Artist and author royalties                                 10,209                                              10,209
        Interest                                                     3,510                                               3,510
        Income taxes                                                 1,220                                               1,220
        Lawsuits and related settlements                             4,387                                               4,387
        Miscellaneous                                               24,748                                              24,748
    Total current liabilities                                      298,899                                             298,899

DEFERRED INCOME TAXES                                               71,868                                              71,868

LONG-TERM DEBT (LESS CURRENT PORTION)                               31,804                                              31,804

OTHER LONG-TERM OBLIGATIONS AND MINORITY INTERESTS                 106,153                                             106,153

STOCKHOLDERS' EQUITY                                             1,281,620   $   354,951   $     (8,000)  (A)          918,669

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $    1,790,344   $   354,951   $     (8,000)         $   1,427,393

THE E.W. SCRIPPS COMPANY
PRO FORMA STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
( in thousands, except per share data )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS

OPERATING REVENUES:
    Advertising                                             $      353,865                                       $     353,865
    Circulation                                                     97,459                                              97,459
    Other newspaper revenue                                         38,204                                              38,204
    Total newspapers                                               489,528                                             489,528
    Broadcast television                                           230,250                                             230,250
    Entertainment                                                   77,274                                              77,274
    Total operating revenues                                       797,052                                             797,052

OPERATING EXPENSES:
    Employee compensation and benefits                             266,294                                             266,294
    Newsprint and ink                                               96,732                                              96,732
    Program, production and copyright costs                         50,824                                              50,824
    Other operating expenses                                       194,332                                             194,332
    Depreciation                                                    36,697                                              36,697
    Amortization of intangible assets                               15,029                                              15,029
    Total operating expenses                                       659,908                                             659,908

OPERATING INCOME                                                   137,144                                             137,144

OTHER CREDITS (CHARGES):
    Interest expense                                               (6,350)                                             (6,350)
    Miscellaneous, net                                                 614                                                 614
    Net other credits (charges)                                    (5,736)                                             (5,736)

INCOME BEFORE TAXES AND MINORITY INTERESTS                         131,408                                             131,408

PROVISION FOR INCOME TAXES                                          56,603                                              56,603

INCOME BEFORE MINORITY INTERESTS                                    74,805                                              74,805

MINORITY INTERESTS                                                   2,326                                               2,326

INCOME FROM CONTINUING OPERATIONS                                   72,479                                              72,479
INCOME FROM DISCONTINUED OPERATIONS                                 34,645   $    34,645

NET INCOME                                                  $      107,124   $    34,645                         $      72,479


AVERAGE WEIGHTED SHARES                                             80,328        80,328                                80,328

PER SHARE OF COMMON STOCK:
     Income from continuing operations                                $.90                                                $.90
     Income from discontinued operations                               .43          $.43
     Net income                                                      $1.33          $.43                                  $.90

                       THE E.W. SCRIPPS COMPANY

               NOTES TO PRO FORMA FINANCIAL INFORMATION

On October 28, 1995, The E.W. Scripps Company ("Scripps") and
Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to Scripps Howard, Inc. ("SHI" - a wholly-owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' operations) and SHI's cable television subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will be acquired by Comcast through a tax-free merger (the "Merger") of Scripps into Comcast. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") prior to the Merger and thereafter renamed The E.W. Scripps Company. The Merger and Spin-off are collectively referred to as the "Transactions."

The closing date of the Transactions is expected to occur prior to the end of 1996, subject to certain conditions and rights, including termination and "top-up" rights described fully in the Joint Proxy Statement - Prospectus included in Comcast's registration statement on Form S-4 filed with the Securities and Exchange Commission and declared effective on September 30, 1996. The accompanying financial statements and the notes thereto have been prepared assuming consummation of the Transactions.

The pro forma balance sheet as of September 30, 1996 assumes the Transactions occurred as of that date. The pro forma statement of income assumes the Transactions were completed at the beginning of the period. Pro forma adjustments represent fees on the Transactions. Earnings per share is based on the weighted average shares outstanding for the period.

The pro forma financial information is not necessarily indicative of the results which actually would have occurred had the Transactions been completed as of the dates indicated or which may occur in the future.

Explanation of specific pro forma adjustments are as follows:

 (A)    Effect of estimated expenses of $8.0 million on Stockholders' Equity.